SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM N-8A

                        NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(a) OF THE
                       INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name: AllianceBernstein Blended Style Series, Inc.

     Address of Principal Business Office (No. & Street, City, State, Zip
     Code):

               1345 Avenue of the Americas
               New York, New York 10105

     Telephone Number (including area code): (212) 969-1000

     Name and address of agent for service of process:

               Edmund P. Bergan, Jr.
               c/o Alliance Capital Management L.P.
               1345 Avenue of the Americas
               New York, New York 10105

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES   /x/         NO   / /

                                 SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 25th day of April, 2002.


                                    AllianceBernstein Blended Style
                                      Series, Inc.



                                    By:  /s/ Edmund P. Bergan, Jr.
                                        ----------------------------
                                         Edmund P. Bergan, Jr.
                                         Chairman and President


Attest:  /s/ Domenick Pugliese
        ------------------------
         Domenick Pugliese
         Assistant Secretary









00250.0113 #319896